Exhibit 99.1
Important Notice Concerning Your Rights Under the
Horace Mann 401(k) Plan
Date of Notice: November 27, 2023

•This notice is to inform you that the Horace Mann 401(k) Plan will be changing Trust Service Provider for their Retirement Plan (the “Plan”). As a result, the Trust Service Provider is changing from Northern Trust Services to State Street Bank and Trust Services (“SSBT”) effective January 1, 2024.
•As a result of these changes, you will be temporarily unable to direct or diversify investments in your individual account, obtain a loan, or obtain a distribution from the Plan. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
•The blackout period for the Plan is expected to begin as of the close of business at 4:00pm Eastern Time on December 28, 2023, and end during the week ending January 5, 2024. During this time, you can determine whether the blackout period has started or ended by calling your provider, Transamerica, toll-free at 1-800-713-2858.
•As previously mentioned, during the blackout period, you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is important that you review and consider the appropriateness of your current investments considering your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should consider the importance of a well-balanced and diversified investment portfolio, considering all your assets, income, and investments.
•If you have any questions concerning this notice, you should contact:
Jean Winn
Director, Benefits & Vendor Relations
The Horace Mann Companies 217.788.5108 – Phone
jean.winn@horacemann.com

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